Exhibit 99.1

NEWS RELEASE

CONTACTS:	ALLERGAN:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558

NAUREX:
Canale Communications Pam Lord
pam@canalecomm.com
619-849-6003

Naurex Inc.
Ashish Khanna
VP, Corporate Development
corporate@naurex.com
(847) 871-0377

Allergan to Acquire Naurex

– Builds on Allergan’s World-Class Position and Leadership Strategy in Mental Health –

– Differentiated Therapies Utilizing Compelling New Mechanism Target Areas of Significant Unmet Medical Need in Major Depressive Disorder –

– Two Lead Development Products Rapastinel (GLYX-13) and NRX-1074 Have Demonstrated Rapid and Robust Efficacy in Phase 2 Clinical Studies –

– Naurex Preclinical Assets and Discovery Platform to Be Spun Out into New Company –

DUBLIN and EVANSTON, III. – July 26, 2015 – Allergan plc (NYSE: AGN), a leading global pharmaceutical company, and Naurex Inc., a clinical-stage biopharmaceutical company developing transformative therapies for challenging disorders of the central nervous system, today announced that they have entered into a definitive agreement under which Allergan will acquire Naurex in an all-cash transaction. Under the terms of the agreement,

Allergan will acquire Naurex for a $560 million upfront payment net of cash acquired, $460 million of which is payable upon the closing of the acquisition and $100 million of which is payable by January of 2016 (or upon the closing if the closing has not occurred by such time), as well as potential R&D success-based and sales-threshold milestone payments. The Company remains committed to de-leveraging to below 3.5x debt-to-EBITDA by the end of the first quarter of 2016.

The acquisition will strengthen Allergan’s long-term growth profile with the addition of Naurex’s lead development product rapastinel (GLYX-13), a once-weekly intravenous Phase 3-ready molecule that has demonstrated rapid, robust and sustained efficacy in multiple Phase 2 clinical studies in depression. The acquisition will also add Naurex’s development product NRX-1074, a next-generation drug candidate, the intravenous form of which has shown rapid and robust antidepressant efficacy in an initial single-dose Phase 2 study. NRX-1074 is also an orally bioavailable drug candidate which is in Phase 1 studies. Rapastinel and NRX-1074 are both targeted modulators of the N-methyl-D-aspartate (NMDA) receptor. Both therapies have been found to be well-tolerated in all studies to date, with no drug-related serious adverse events or any of the dissociative side effects typically seen with NMDA antagonists.

“The acquisition of Naurex is a great fit for Allergan and a compelling and exciting investment. We expect Naurex will enhance Allergan’s mental health portfolio and build on our strategy to lead in this important therapeutic area,” said Brent Saunders, CEO and President of Allergan. “Naurex’s unique pipeline comprises compounds that utilize a new mechanism to target areas of significant unmet medical need in Major Depressive Disorder (MDD), including severe and/or treatment-resistant depression. These highly differentiated compounds will immediately bolster our exceptional mental health pipeline.”

“Our team at Naurex has been successful in bringing these two highly innovative treatments for depression through proof-of-concept clinical trials,” said Norbert Riedel, Ph.D., President and CEO of Naurex. “We recognized that Allergan’s deep commitment and experience in mental health position them particularly well to progress these programs through further clinical development and into commercialization. This transaction also enables us to leverage our proven team and technology to continue innovating in this space through the spin-out of Naurex’s platform and initiation of a research collaboration with Allergan, a credible and committed partner in the field.”

Naurex’s Unique Drug Discovery Platform

Naurex has built a platform for discovering drugs that enhance synaptic plasticity, or strengthen the network for neural cell communication. Molecules discovered by Naurex achieve this through a novel mechanism that modulates the NMDA receptor –rather than shutting it down – resulting in drugs that are both highly effective and well-tolerated. Naurex’s discovery platform has yielded a rich pipeline of NMDA receptor modulators, including subtype-selective molecules, with the potential to treat a broad set of psychiatric and neurologic disorders. Immediately prior to the closing of the acquisition, Naurex will spin-out this discovery platform into a new company. Allergan and this new company will enter into a research collaboration focused on the discovery and early development of innovative small molecule NMDA receptor modulators for the treatment of certain psychiatric and neurologic disorders. Allergan will receive first right to in-license a defined number of drug candidates resulting from the collaboration for certain indications. Further details on the new company will be shared at a later date.

“Rapastinel and NRX-1074 offer the potential for faster onset of action, equal or greater efficacy and a more favorable safety and tolerability profile than traditional anti-depressants,” said David Nicholson, EVP and President of Global Brands Research and Development for Allergan. “If approved, they will provide a significant and complementary addition to our world-class CNS and mental health portfolio. Our ongoing research collaboration will also position us to continue to leverage Naurex’s innovative drug discovery platform to drive further long-term value and provide patients with needed treatment options in this important therapeutic area.”

The transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Pending approvals, Allergan anticipates closing the transaction by the end of 2015.

Additional information about Naurex, rapastinel and NRX-1074, as well as the unmet medical need in the treatment of MDD is available as a slide presentation on the Allergan web site at http://ir.allergan.com.

About Rapastinel (GLYX-13)

Rapastinel (GLYX-13) is a novel NMDA receptor modulator being developed as an adjunctive treatment for difficult-to-treat major depressive disorder. Unlike most currently approved antidepressants, which act on serotonin and related neurotransmitter pathways in the brain, rapastinel works through an entirely different mechanism, mobilizing glutamate pathways to enhance synaptic plasticity and improve the communication between neuronal cells.

In Phase 2b clinical trial results presented at the Annual Meeting of the American College of Neuropsychopharmacology last year, it was demonstrated that repeat-dose adjunctive treatment with rapastinel resulted in robust and sustained antidepressant effects in subjects with inadequate responses to their current antidepressants. Rapastinel was well-tolerated with no drug-related serious adverse events reported, including no sign of the psychotomimetic, or psychosis-like, effects associated with NMDA receptor antagonists such as ketamine. These data confirmed the efficacy and safety results from an earlier Phase 2 single-dose study of rapastinel, which also documented the drug’s rapid onset of antidepressant activity in as little as two hours. Naurex has completed an end-of-Phase 2 meeting with the U.S. Food and Drug Administration and the Phase 3 program is expected to begin in 2016.

About Major Depressive Disorder (MDD)

MDD is a serious medical condition often requiring treatment, affecting almost 16 million adults in the United States yearly or approximately 7% of the adult U.S. population. MDD, also known as depression, is a common debilitating disorder in which feelings of sadness and other symptoms occur nearly every day for at least two weeks and interfere with a person’s ability to function. Depression costs the U.S. an estimated $83 billion each year. Among all medical illnesses, MDD is a leading cause of disability in the U.S. The World Health Organization predicts depression will become the second leading cause of disability by the year 2020.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women’s health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world’s third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan’s website at www.allergan.com.

About Naurex

Naurex is a clinical-stage biopharmaceutical company developing transformative therapies for challenging disorders of the central nervous system. The company has built a platform for discovering drugs that enhance synaptic plasticity, or strengthen the network for neural cell communication. Molecules discovered by Naurex achieve this through a novel mechanism that modulates the NMDA receptor – rather than shutting it down – resulting in drugs that are both highly effective and well-tolerated. Naurex’s lead molecule, rapastinel (GLYX-13), is Phase 3-ready, having demonstrated rapid, robust and sustained efficacy in multiple Phase 2 clinical studies in depression, an area of high unmet need that has seen little innovation in decades. NRX-1074, a next-generation, intravenous drug candidate, has also shown rapid and robust antidepressant efficacy in Phase 2 studies. NRX-1074 is also an orally bioavailable drug candidate in Phase 1 studies. Naurex’s platform has yielded a rich pipeline of NMDA receptor modulators, including subtype-selective molecules, with the potential to treat a broad set of psychiatric and neurologic disorders.

Major investors in Naurex include Adams Street Partners, LVP Life Science Ventures, Baxter Ventures and Baxalta Ventures, Savitr Capital, Genesys Capital, H. Lundbeck A/S, PathoCapital Group, Takeda Ventures, Druid BioVentures, Shire LLC, Longboat Ventures, Goudy Park Capital, EcoR1 Capital, Sabby Capital, Northwestern University, Cowen Investments and Portola Capital Partners.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s’ current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, whether clinical trials of rapastinel or NRX-1074 will be successful, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 (such periodic public filings having been filed under the “Actavis plc” name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.